Exhibit 10.1

Compensation Arrangements of Interim Chief Financial Officer

Mr. Van Hall will be compensated with an annual salary of $360,000 and will have an opportunity to participate in the Company’s Annual Cash Incentive Plan on a pro-rata basis according to the length of his employment during the fiscal year, measured from his date of hire. He is eligible for an end of assignment bonus that will be based on the achievement of metrics in the Company’s Long-Term Cash Incentive Program on a pro-rata basis according to the length of his employment during the performance period. Mr. Van Hall will be eligible for customary benefits, subject to applicable waiting periods. His employment will be at-will.